Exhibit 99.1

SYMYX TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On March 1, 2010, Symyx Technologies, Inc. (“Symyx”) completed the sale of its tools operations and recently restructured contract research services operations from its High Productivity Research business unit (“HPR”), to FreeSlate, Inc. (formerly HPR Global, Inc., “FreeSlate”) for a $10.0 million promissory note and a 19.5% equity interest in FreeSlate (the “Transaction”).  The HPR assets subject to the Transaction are located in Sunnyvale CA, where they will be owned and operated by FreeSlate.

In connection with the Transaction, the parties entered into an Asset Purchase Agreement, a Technology License Agreement, a Software License Services and Co-Marketing Agreement, a Promissory Note, a Sublease Agreement and a Transition Services Agreement (as well as a Stock Issuance Agreement and a Warrant with respect to Symyx’s equity interest in FreeSlate, Inc., and other ancillary agreements) (collectively, the “Agreements”).  The Asset Purchase Agreement and the Technology License Agreement were executed on February 11, 2010, but they and all other Agreements became effective on the closing date of the Transaction, March 1, 2010.

Under the Agreements, Symyx transferred to FreeSlate a newly formed company led by John Senaldi, HPR’s former president, substantially all existing HPR physical assets and certain intellectual property assets, including a portion of Symyx’s patent portfolio and certain components of Symyx’s Lab Execution and Analysis software suite.  As part of the divestiture, Symyx also provided $8.6 million of operating capital (consisting of approximately $6.6 million in cash, inventory and other assets and other liabilities) at closing, receiving in return a $10.0 million promissory note and common stock representing a 19.5% equity interest in FreeSlate.  John Senaldi resigned from Symyx prior to the signing of the divestiture agreement to lead the acquisition of HPR assets as founder and chief executive officer of FreeSlate.  Following the closing, FreeSlate employed substantially all Symyx employees previously in HPR. Symyx retained all existing rights to royalties and licensing fees previously included in HPR, as well as relevant patents underlying these entitlements.

The following unaudited pro forma consolidated financial statements and explanatory notes are based upon the historical financial statements of Symyx and are presented assuming the Transaction occurred as of December 31, 2009 with respect to the unaudited pro forma consolidated balance sheet and as of January 1, 2007 with respect to the unaudited pro forma consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007.

The unaudited pro forma consolidated financial statements and accompanying notes should be read together with Symyx’s audited consolidated financial statements and accompanying notes as of and for the three years in the period ended December 31, 2009, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Symyx's Annual Report on Form 10-K for the year ended December 31, 2009.

Symyx Technologies, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2009
(In thousands)

	Historical	Pro Forma Adjustments (2)		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$81,777	$(6,561	)(a)	$75,216
Accounts receivable, net	12,793	-		12,793
Inventories	1,956	(1,956	)(a)	-
Deferred tax assets, current	3,850	(1,372	)(a)	2,478
Income tax receivable	4,848	-		4,848
Other current assets	5,586	(165	)(a)	5,421
Total current assets	110,810	(10,054)		100,756

Property, plant and equipment, net	17,032	(1,440	)(a)	15,592
Goodwill	39,640	(449	)(b)	39,191
Intangible assets, net	40,650	(931	)(a)	39,719
Long-term investments	15,147	-		15,147
Note receivable and investment in FreeSlate	-	10,098	(a)	10,098
Deferred tax and other assets	3,529	(71	)(a)	3,458
Total assets	$226,808	$(2,847)		$223,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,479	$-		$2,479
Other accrued liabilities	7,408	51	(a), (c)	7,459
Accrued compensation and employee benefits	9,379	-		9,379
Accrued royalty	3,944	-		3,944
Current deferred tax liabilities	107	(66	)(a)	41
Accrued restructuring costs	2,114	-		2,114
Deferred revenue	27,988	(2,433	)(a)	25,555
Total current liabilities	53,419	(2,448)		50,971

Long-term payable	2,322	-		2,322
Long-term deferred revenue	5,556	(42	)(a)	5,514
Noncurrent deferred tax liabilities	8,777	193	(a)	8,970
Total noncurrent liabilities	16,655	151		16,806

Stockholders' equity:
Common stock	35	-		35
Additional paid-in capital	213,493	-		213,493
Accumulated other comprehensive gain	2,591	-		2,591
Accumulated deficit	(59,385)	(550	)(a), (c), (d)	(59,935)
Total stockholders' equity	156,734	(550)		156,184
Total liabilities and stockholders’ equity	$226,808	$(2,847)		$223,961

Symyx Technologies, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2009
(In thousands, except per share data)

	Historical	Pro Forma Adjustments (2)		Pro Forma

Revenue:
Service	$70,542	$(8,988	)(a)	$61,554
Product	23,888	(23,888	)(a)	-
License fees, content and royalties	56,016	(1,245	)(a)	54,771
Total revenue	150,446	(34,121)		116,325
Costs of revenue:
Cost of service	26,012	(1,871	)(a)	24,141
Cost of products	10,806	(10,806	)(a)	-
Cost of license fees, content and royalties	5,649	-		5,649
Amortization of intangible assets	5,909	(281	)(a)	5,628
Total costs of revenue	48,376	(12,958)		35,418
Gross profit	102,070	(21,163)		80,907
Operating expenses:
Research and development	52,350	(5,427	)(a)	46,923
Sales, general and administrative	45,071	(9,852	)(a), (e)	35,219
Restructuring charges	2,578	(891	)(a)	1,687
Impairment to goodwill, intangibles and other long-lived assets	327	-		327
Amortization of intangible assets	5,791	(167	)(a)	5,624
Total operating expenses	106,117	(16,337)		89,780
Loss from operations	(4,047)	(4,826)		(8,873)
Loss from sale of IntegrityBio business	(2,009)	-		(2,009)
Interest and other income (expense), net	(229)	1,380	(a), (b), (c)	1,151
Loss before income tax benefit	(6,285)	(3,446)		(9,731)
Income tax benefit	5,147	1,379	(d)	6,526
Net loss	$(1,138)	$(2,067)		$(3,205)

Basic and diluted net loss per share	$(0.03)			$(0.09)

Shares used in computing basic and diluted net loss per share	34,321			34,321

Symyx Technologies, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2008
(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma

Revenue:
Service	$74,892	$(6,534	)(a)	$68,358
Product	25,033	(25,033	)(a)	-
License fees, content and royalties	59,120	(3,526	)(a)	55,594
Total revenue	159,045	(35,093)		123,952
Costs of revenue:
Cost of service	21,094	(152	)(a)	20,942
Cost of products	10,444	(10,444	)(a)	-
Cost of license fees, content and royalties	5,876	-		5,876
Amortization of intangible assets	7,355	(477	)(a)	6,878
Total costs of revenue	44,769	(11,073)		33,696
Gross profit	114,276	(24,020)		90,256
Operating expenses:
Research and development	75,365	(10,210	)(a)	65,155
Sales, general and administrative	54,589	(10,952	)(a)	43,637
Restructuring charges	4,952	(799	)(a)	4,153
Impairment to goodwill, intangibles and other long-lived assets	90,330	(1,360	)(a)	88,970
Amortization of intangible assets	5,903	(273	)(a)	5,630
Total operating expenses	231,139	(23,594)		207,545
Loss from operations	(116,863)	(426)		(117,289)
Gain from sale of equity interest in Ilypsa, Inc.	4,939	-		4,939
Interest and other income, net	135	1,364	(a), (b), (c)	1,499
Income (loss) before income tax expense	(111,789)	938		(110,851)
Income tax benefit (expense)	5,173	(375	)(d)	4,798
Net loss	$(106,616)	$563		$(106,053)

Basic and diluted net loss per share	$(3.16)			$(3.14)

Shares used in computing basic and diluted net loss per share	33,747			33,747

Symyx Technologies, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2007
(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma

Revenue:
Service	$59,034	$(5,297	)(a)	$53,737
Product	34,898	(34,898	)(a)	-
License fees, content and royalties	31,140	(1,546	)(a)	29,594
Total revenue	125,072	(41,741)		83,331
Costs of revenue:
Cost of service	8,995	(205	)(a)	8,790
Cost of products	14,281	(14,281	)(a)	-
Cost of license fees, content and royalties	1,773	-		1,773
Amortization of intangible assets	3,873	(424	)(a)	3,449
Total costs of revenue	28,922	(14,910)		14,012
Gross profit	96,150	(26,831)		69,319
Operating expenses:
Research and development	66,186	(8,485	)(a)	57,701
Sales, general and administrative	41,935	(5,813	)(a)	36,122
Acquired in process research and development	2,500	-		2,500
Amortization of intangible assets	2,253	(251	)(a)	2,002
Total operating expenses	112,874	(14,549)		98,325
Loss from operations	(16,724)	(12,282)		(29,006)
Gain from sales of business assets	40,826			40,826
Interest and other income, net	5,694	1,504	(a), (b), (c)	7,198
Income before income tax benefit (expense) and equity loss	29,796	(10,778)		19,018
Income tax expense	(10,698)	4,311	(d)	(6,387)
Equity in loss from investment in Visyx Technologies Inc.	(314)	-		(314)
Net income	$18,784	$(6,467)		$12,317

Basic and diluted net income per share	$0.57			$0.37

Shares used in computing basic and diluted net income per share	33,199			33,199

SYMYX TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements and explanatory notes present the financial statements of Symyx Technologies, Inc. (“Symyx”) assuming the Transaction, as described in the introduction to  these pro forma financial statements, occurred as of December 31, 2009 with respect to the unaudited  pro forma consolidated balance sheet and as of January 1, 2007 with respect to the unaudited  pro forma consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of Symyx would have been had the Transaction occurred on the dates noted above, or to project the financial position or results of operations of Symyx for any future periods.  The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.  The pro forma adjustments are directly attributable to the Transaction and are expected to have a continuing impact on the results of operations of Symyx.  The unaudited pro forma consolidated financial statements do not include the effects of the Software License, Services and Co-Marketing Agreement for royalties to be either earned or paid on the future LEA software license and maintenance sales as these amounts are not factually supportable.

Symyx and FreeSlate entered into Transition Service Agreement for certain transitional services to be provided by Symyx to FreeSlate relating to finance, information technology, facilities, legal and human resources and other services.  Additionally under the terms of the Transition Services Agreement, FreeSlate will provide to Symyx storage and rights to use certain assets transferred to HPR.  The transition services are to be billed based on  agreed upon methods that include  actual costs, hourly rates plus a mark up, or other monthly rates dependent on the service provided and are not expected to be provided for more than three to four months in accordance with the terms of the Agreement. No pro forma adjustment has been made to include these revenues and costs in the pro forma income statements as these services are not factually supportable and are not expected to have a continuing impact on operations.

The actual effect of the sale could differ from the pro forma adjustments projected here.  However, in the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made. The following are descriptions of the columns included in the accompanying unaudited pro forma consolidated financial statements:

Historical - represents the historical consolidated balance sheet of Symyx as of December 31, 2009 and the historical consolidated statements of operations of Symyx for the years ended December 31, 2009, 2008 and 2007.

Pro Forma Adjustments - Represents the adjustments to the historical consolidated financial statements required to derive the pro forma financial position of Symyx as of December 31, 2009 and the pro forma results of operations of Symyx for the years ended December 31, 2009, 2008 and 2007.

2.	Pro Forma Adjustments

Unaudited Pro Forma Consolidated Balance Sheet

(a)
To eliminate the assets and liabilities of the HPR operations transferred to FreeSlate in exchange for a promissory note with a face value of $10.0 million, a 19.5% ownership investment in FreeSlate with an estimated value of approximately $0.1 million and approximately $6.6 million cash payment to FreeSlate.  The valuation of the investment in FreeSlate is preliminary and based on valuations and assumptions by management and the Board of Directors of FreeSlate.  While management believes that its preliminary estimates are reasonable, different estimates and assumptions could result in a different value assigned to the investment.

(b)	To eliminate the goodwill recorded from a prior acquisition and allocated to the Tools reporting unit, that was included as part of the HPR business operations sold.

(c)
To accrue estimated transaction costs of $0.9 million, expected to be paid, in connection with the Transaction.  Additionally, included in Symyx’s historical balance sheet are prepaid transaction costs of $0.1 million.

(d)
To calculate the loss on sale of assets, as if the transaction had consummated on December 31, 2009.  The actual loss on sale calculated as of the Transaction date may differ from the loss presented in these unaudited pro forma financial statements. No pro forma adjustment to the income statement has been recorded as this is a non recurring charge:

(in thousands)
Promissory note received	$10,000
Investment in FreeSlate	98

Cash transferred to FreeSlate	(6,561)
Inventories sold to FreeSlate	(1,956)
Fixed assets and held for sale assets	(1,661)
Intangible assets and Goodwill	(1,380)
Deferred taxes	(1,349)
Other assets and liabilities, net	684
Deferred revenue	2,475
Transaction costs	(1,100)

Loss on sale of assets	$(750)

Unaudited Pro Forma Consolidated Statements of Operations

(a)	To eliminate the revenues, costs of revenues and direct operating expenses associated with the HPR business operations sold.

(b)
To record the interest income of $0.8 million to be earned on the $10.0 million promissory note issued by FreeSlate to Symyx upon the sale of the HPR assets.  The note will bear interest at a fixed rate of 8.0% per year, without compounding, with a maturity of March 1, 2020.  The first principal payment is not due until the fourth anniversary of the note.

(c)
To record lease income of $0.6 million to be earned by Symyx on the Sublease Agreement with FreeSlate for the use of certain facilities.  The monthly rent amount is fixed and the lease will continue through October 31, 2015.

(d)	To adjust income tax expense for the effects of the pro forma adjustments at the statutory rate of 40%.

(e)
To eliminate transaction costs of approximately $0.1 million included in the historical statement of operations for the year ended December 31, 2009 as they are directly related to the disposal and are nonrecurring charges.